Exhibit 99.1

DERMA SCIENCES ANNOUNCES LEADERSHIP AND CEO TRANSITION

CEO Edward J. Quilty to Depart the Company

Lead Director Stephen T. Wills Named Interim Executive Chairman

PRINCETON, N.J. (December 21, 2015) – Derma Sciences, Inc. (NASDAQ: DSCI), a tissue regeneration company focused on advanced wound and burn care, announces that Stephen T. Wills, the Lead Director and a member of the Derma Sciences Board of Directors since 2000, has been unanimously appointed by the Board to serve as Interim Executive Chairman and Principal Executive Officer. The appointment of Mr. Wills follows the mutual decision between the Board and Edward J. Quilty that Mr. Quilty will depart from his position of Chief Executive Officer and Chairman. All actions are effective immediately.

Mr. Quilty will remain a member of the Company’s Board of Directors and will also serve as a consultant. In connection with this action, Mr. Quilty and the Company entered into a separation agreement and release and a consulting agreement. A special committee of the Board will immediately begin the search for a permanent CEO with the assistance of Korn Ferry, a leading executive search firm.

Mr. Wills said, "On behalf of the Derma Sciences Board of Directors, I want to thank Ed for his many contributions over the years as he led the transformation of Derma Sciences into an industry leader in the advanced wound care marketplace. These contributions, along with a talented and experienced team of executives and employees, have helped establish a solid foundation for Derma Sciences’ future. Our priority now is to identify a leader with the vision to build upon the Company’s strategy for sustainable growth and profitability, and take us forward into Derma Sciences’ next phase of development and growth.”

As Interim Executive Chairman and Principal Executive Officer, Mr. Wills will work with Derma Sciences’ Board and executive team to facilitate an orderly leadership transition while providing oversight on the Company's operations.

About Stephen T. Wills

Mr. Wills currently serves as the Chief Operating Officer and Chief Financial Officer for Palatin Technologies, Inc. (NYSE MKT: PTN), a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical needs and commercial potential. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

About Derma Sciences, Inc.

Derma Sciences is a tissue regeneration company focused on advanced wound and burn care. It offers a line of products with patented technologies to help better manage chronic and hard-to- heal wounds, many of which result from diabetes and poor vascular functioning. The Company sells AMNIOEXCEL® amniotic allograft membrane and AMNIOMATRIX® amniotic allograft suspension into the $500 million market for skin substitute products. Derma Sciences’ MEDIHONEY® product line is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. TCC-EZ® is a gold-standard total contact casting system for diabetic foot ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for barrier protection against microbes and other contaminants. The Company also offers a full product line of traditional dressings. For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

John Yetter

Chief Financial Officer

jyetter@dermasciences.com

(609) 514-4744

Investors

LHA

Kim Sutton Golodetz (kgolodetz@lhai.com)

(212) 838-3777

Or

Bruce Voss (bvoss@lhai.com)

(310) 691-7100

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